UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

                          FORM 8-K

                       CURRENT REPORT
           Pursuant to Section 13 or 15(d) of the
              Securities Exchange Act of 1934

Date of Report (Date of earliest event
                reported):  June 28, 2001


British Columbia
----------------- --------------------- -------------------
(State or other   (Commission File No.) (IRS Employer
jurisdiction                             Identification No.)
of incorporation)


               1810 Samuel Morse Drive
            Reston, Virginia, 20190-5316
     --------------------------------------------------
        (Address of principal executive offices)


Registrant's telephone number, including area code:  (703) 437-9002

ITEM 5.  OTHER MATTERS

IBM ALLIANCE

On June 28, 2001, Sideware announced that it has entered into a three year alliance with IBM. A major goal of the IBM-Sideware alliance is to offer a turnkey solution that can be deployed across multiple customer service channels, including the telephone and the Web. As part of the three-year alliance, Sideware has integrated its Enterprise Interaction Suite (EIS) eCRM software with certain IBM hardware and middleware, including DB2 Universal Database, WebSphere Application Server and eServers pSeries and xSeries. Together with IBM Public Sector, IBM Global Services, and
IBM Small Business, Sideware will jointly market and sell the solutions in both the U.S. and Canada. In addition, WebSphere and DB2 will be Sideware's primary development platforms.

APPOINTMENT OF CHAIRMAN OF THE BOARD

Effective June 28, 2001, Ken Thornton has been appointed chairman of the board of directors. Mr. Thornton has served as a director on the Sideware board since March 2001. Mr. Thornton previously served as the General Manager of IBM's Public Sector worldwide.

2001 ANNUAL SHAREHOLDERS MEETING

Sideware held its annual shareholders meeting in Reston, Virginia on June 28, 2001. Ken Thornton, James Speros, Jay Nussbaum, John Shoemaker, Jack Kemp, Grant Sutherland, Ted White, and Peter Kozicki were elected as directors.

Other resolutions passed at the shareholders meeting included the following:

1. The shareholders approved the Stock Option Plan (2001), which reserves 7,000,000 shares for issuance pursuant to stock options.

2.  The shareholders appointed KPMG LLP as auditors for the company.

3. The shareholders authorized management to continue the company under the Business Corporations Act of the Yukon Territory.

4. The shareholders authorized management to complete private placements of up to 15,000,000 common shares and 15,000,000 share purchase warrants or other securities convertible to common shares.

Certain statements included in this report are forward-looking and are subject to risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events.
We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                       Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             SIDEWARE SYSTEMS INC.


Date:  July 5, 2001          "James L. Speros"
                             ---------------------
                              James L. Speros
                              President, Chief Executive Officer
                              and Director